                        CONFIDENTIAL TREATMENT REQUESTED

[*] Denotes information for which confidential treatment has been requested pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Confidential portions omitted have been filed separately with the Commission.

                                                                 Exhibit 10.14

                          INTRAWARE SERVICES AGREEMENT


         This SERVICES AGREEMENT is made and entered into to be effective as of July 1, 1999 (the "Effective Date") between Sun Microsystems, Inc. ("Sun"), a Delaware corporation with offices at 901 San Antonio Road, Palo Alto, CA 94303, and Intraware Inc., a Delaware corporation ("Intraware"), with offices at 25 Orinda Way, Orinda California 94563.

         WHEREAS, Sun is in the business of developing and offering for sale certain software products and related support services;

         WHEREAS, Intraware is in the business of developing and offering for sale worldwide proactive software update and management services to and users through its SubscribNet-Registered Trademark- service; and

         WHEREAS, Sun desires to obtain, and Intraware desires to provide, worldwide subscriptions of Intraware's SubscribNet-Registered Trademark- to Non-consumer Customers of Sun (as defined below):

         NOW THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement terms used and not otherwise defined herein shall have the following meanings:

         "AGREEMENT" OR "THIS AGREEMENT" shall mean this Services Agreement and the following attachments:



         Attachment A               Web Site General Terms

         Attachment B               User Registration and Privacy

         Attachment C               Escrow Agreement

         Attachment D               Trademark Guidelines

         "CHANNEL DISTRIBUTOR" shall mean any Sun authorized distributor or reseller of Sun Products, or any Sun authorized distributor or reseller of Third Party Products on behalf of Sun, other than Intraware, who has purchased a license from Sun to sell such Sun and Third Party Products.

         "CONFIDENTIAL INFORMATION" shall mean this Agreement and all information about Intraware Products and Sun Products, as well as Intraware and Sun services, customers, strategy, research.

development, methods of manufacture, trade secrets, business plans, finances, personnel data, and other material or Information considered confidential by either party. Confidential information also includes any third party confidential information disclosed to either party under this Agreement.

         "END USERS" shall mean all Non-consumer Parties who have a Sun maintenance subscription for their license to use Sun Products which they acquired from Sun or a Channel Distributor, as well as all Non-consumer Parties who obtain a maintenance subscription to Third Party Products for which they currently own a license through Sun or a Channel Distributor.

         "EVENT OF DEFAULT" shall have the meaning contained in Section 9.1.

         "INTRAWARE CUSTOMER" shall mean any party who receives any product or service directly or indirectly from Intraware or its non-Sun partners or who becomes an Intraware Customer under Section 2.7.

         "INTRAWARE PRODUCTS" shall mean any Intraware software that Intraware will use in connection with the Services, including, without limitation, its SubscribNet-Registered Trademark- products, and any major and minor updates or functional supersets to any such products to the extent such products do not incorporate data received by Intraware in providing the services, as defined below.

         "SUN CUSTOMER DATA" shall have the meaning set forth in Section 2.7.

         "SUN PRODUCTS" shall mean all current, commercially available software products provided by Sun to Intraware and listed in the then-current Sun-Netscape Alliance price books for the Territory (Price Books) excluding Third Party Products as defined below. If at any time during the Term, Sun sells, assigns or otherwise transfers its right to distribute directly or through Channel Distributors any such products listed on the applicable Price Books, such Sun products shall cease to be "Sun Products" under this Agreement.

         "SUN UPDATES" shall mean major and minor updates, if any, or any functional supersets, to the Sun Products or to Third Party Products. "Major Updates" involve additions of substantial functionality while "Minor Updates" do not. Major Updates are designated by a change in the number to the left of the decimal point of the number appearing after the product name while Minor Updates are designated by a change in such number to the right of the decimal point. Minor Updates shall also include bug patches and bug fixes as mutually agreed upon. Sun is the sole determiner of the availability and designation of an update as a Major or Minor Update. Major Updates exclude software releases which are reasonably designated by Sun as new products. Where used herein, "Sun Updates" shall mean Major Updates and Minor Updates interchangeably.

         "SUN WEB SITE" shall mean the collection of Local Language HTML documents targeted at end users in the Territory and currently accessible by the public via the Internet at the URL for the Sun-Netscape Alliance and/or at such other URL or locations as Sun may designate. Sun's Web Site does not include any future technologies or future uses of existing technologies which might embody a collection of documents (other than HTML documents) on the Internet.

         "NON-CONSUMER CUSTOMER / NON-CONSUMER PARTY" shall mean any party or customer who licenses 10 or more copies and/or seats of a Sun client product, or a purchaser of any other Sun Product.

         "SERVICES" shall mean the services to be provided by Intraware in accordance with Article 2, Article 4.

         "SUBSCRIBNET" shall mean Intraware's software subscription update service for Non-consumer Customers.

         "SUBSCRIBNET UPDATES" shall mean enhancements to SubscribNet.

         "SUBSCRIPTION" shall mean an offering by Sun of SubscribNet that entitles End Users, upon entering into a maintenance agreement with Sun, to receive Sun Updates for the number of users for which each such End User has received a license to a Sun or Third Party Product.

         "TERRITORY" shall mean worldwide.

         "THIRD PARTY PRODUCTS" shall mean all third party vendor products currently distributed by Sun, or by a Channel Distributor from the worldwide price book for the Sun-Netscape Alliance, as of the Effective Date, which is provided by Sun to Intraware under this Agreement. If at any time during the Term, Sun sells, assigns, ceases selling or otherwise transfers its right to distribute directly or through Channel Distributors products form any third party vendor in the Price Books for the Sun-Netscape Alliance such vendor's products shall cease to be "Third Party Products" under this Agreement.

                                    ARTICLE 2
                                    SERVICES

         2.1 GENERAL. Intraware shall perform the Services in accordance with the terms and conditions set forth herein only for such Sun Products. Sun reserves the right from time to time to exclude from the Services any particular Sun Product, in each case upon consideration of such factors as the ease and quality of electronic download or customer preferences. The Service will not be disadvantaged, in terms of features, functionality and programming, as the private label SubscribNet services that Intraware makes available to other customers.

         2.2 [*] However, Sun reserves the right to for Sun or its strategic third party working through the Sun-Netscape Alliance provide for itself services similar to the Service.

         2.3 TERMS OF DISTRIBUTION. Sun and Intraware shall offer the Subscription to End Users through Sun's maintenance agreement, and as soon as practicable after the Effective Date such agreement will clearly state on behalf of each party and for the benefit of Channel Distributors that maintenance includes the SubscribNet service. End Users will be able to access the Services through the Sun Web Site through a URL to be mutually agreed, however, the URL will include a Sun domain for the Sun-Netscape Alliance. The Service may also be accessed through other URLs on Sun's Web Site, URLs contained in email notifications and/or through such other sites within Sun's Web Site as Sun may specify from time to time. For reporting purposes, all traffic on the site shall be considered to be Sun traffic, however, Intraware may use aggregated traffic data for the purposes of this Agreement and as directed by the Sun contact person identified at paragraph 16.12 below.

         2.4 SUBSCRIBNET UPDATES. [*] Such SubscribNet Updates will be distributed in the same manner as the Services are distributed under this Agreement.

         2.5 PERSONNEL. Each party shall provide adequate resources to assure its performance under this Agreement. Towards this goal, the parties will designate the resources set forth in this Section 2.5.

                  (A) SUN PERSONNEL. Sun will designate an Operations Program Manager for the implementation of this Agreement and to insure the success of the Services. Sun will further designate a marketing representative to approve content and other marketing related issues.

                  (B) INTRAWARE PERSONNEL. Intraware will assign a dedicated Operations Program Manager for the implementation of this Agreement and to insure the success of the Services. Intraware will further assign a dedicated marketing representative to approve content and other marketing related issues.

         2.6 MONTHLY REVIEWS. During the Initial Term, Sun and Intraware shall meet to conduct monthly reviews at Intraware's and Sun's primary business addresses in alternating order to discuss and adjust metrics and performance and to coordinate management information systems or other operational processes arising out of this Agreement. Each party will bear its own travel or other costs associated with attending any such meetings. In any renewal Term, the parties shall mutually agree upon the frequency and scope of periodic reviews.

         2.7      END USER DATA:

                  (A) Except as expressly provided in this subparagraph (A), all customer data, including channel transaction data, added to the Sun/SubscribNet Service or existing other data provided by Sun in connection therewith on the date hereof will be considered Sun data ("Sun Customer Data") and shall be solely owned by Sun, and [*]. If a Sun customer is also, independently, an Intraware Customer, and requests that its account be handled through Intraware, [*] such customer data shall be owned jointly by Intraware and Sun. All such data shall constitute "Confidential Information" and shall be subject to the end user and privacy guidelines set forth in ATTACHMENT B.

                  (B) Intraware will implement procedures reasonably acceptable to Sun, and use reasonable commercial efforts, to distinguish channel transaction data files between Sun Customers and Intraware Customers.

                  (C) [*]

         2.8 THIRD PARTIES. Notwithstanding anything in this Agreement to the contrary, Intraware may perform Services hereunder for Third Party Products only if and to the extent Sun is authorized to enable electronic download of Third Party Products. The parties may mutually agree whether and the terms upon which additional third party vendor products shall be added to the definition of "Third Party Products" under this Agreement.

         2.9 CHANNEL DISTRIBUTORS. Notwithstanding anything in this Agreement to the contrary, Sun's arrangements with its Channel Distributors may not permit Intraware to electronically distribute Sun Products, in which case such arrangement shall be excluded from the Services. In addition, Sun shall be obligated to provide Intraware with information or access to Third Party data or information hereunder only to the extent authorized by each Channel Distributor.

         2.10 END USERS. Should a Non-consumer Party obtain a license to a Third Party Product through Sun or a Channel Distributor after the Effective Date, and should such Non-consumer Party wish to acquire a maintenance subscription from Sun or a Channel Distributor to receive the SubscribNet services, upon approval by Intraware and receipt by Intraware of [*] (or such other percentage and terms as the parties may agree) of the "net Subscription sales price" from Sun for each such Non-consumer Party, such additional Non-consumer Party will become an End User. "Net Subscription sales price" means the price indicated in an invoice for any sale of a Sun Product, i.e., the gross sales price less applicable discounts, but excluding rebates, if any.

         2.11 REPORTING/ACCESS. Sun will have full access to the systems data records, and such records will be reasonably compatible with Sun systems. Intraware will provide Sun with an online and flexible direct interface to this data through a reporting tool.

                                    ARTICLE 3
                              TERM AND TERMINATION

         3.1 TERM. Unless sooner terminated in accordance with this Article or
Article 9 (Default), the term of this Agreement (the "Term") shall commence on the Effective Date and shall continue for a period ending on September 30, 2000.

                  (A) If prior to the expiration of the Term, Sun, by written notice to Intraware, elects to renew this Agreement for an additional term, but the parties fail to mutually agree upon renewal after the initial Term, then Intraware shall be obligated to continue to perform the Services for a period of [*] after the expiration of the Term and Sun will pay Intraware [*] of Sun's Subscription revenue of Sun Products covered during the period; and

                  (B) If the parties agree on a renewal Term, the price for the Services shall not exceed [*] of Sun's Subscription revenue over the preceding Term.

         3.2      TERMINATION.

                  (A) For Convenience. This Agreement may be terminated by Sun for convenience upon one hundred eighty (180) calendar days prior written notice to Intraware, and in such event, Sun shall pay Intraware for the Services based upon the pro rata portion of fees earned by Intraware through the effective date of termination.

                  (B) WITH CAUSE. If this Agreement is terminated by Sun for cause by reason of an Event of Default, as set forth in Article 9, Intraware will pay to Sun on a pro-rate basis over the Term, the quarterly pre-payments payable by Sun hereunder. Any termination, however, shall not relieve either party from any obligations hereunder that survive termination under Section 16.3 hereof.

         3.3 TECHNOLOGY ESCROW. Intraware agrees that the entire source code for SubscribNet and other Intraware Products, together with all related listings and documentation, as it now exists or hereafter becomes available including, but not limited to, the then current version(s) of such products being used by Intraware in the performance of the Services, ("Escrow Materials") will be deposited, maintained and updated at Sun's expense in escrow substantially in the form of the Escrow Agreement attached hereto as ATTACHMENT C. Intraware shall deposit the Escrow Materials within thirty (30) days of the Effective Date or, in the case of updates to the Service, within thirty (30) days after commercial release of such updates.

                                    ARTICLE 4
                            WEB SITE RESPONSIBILITIES

         4.1 TRADEMARKS AND BRANDING. A name using the format "[generic name ] by SubscribNet, an authorized Sun-Netscape Alliance provider" will be mutually agreed between the parties for use on the Sun/SubscribNet site and throughout all communications and materials, including but not limited to marketing materials and price lists. relating to the Services. All use of the SubscribNet brand by Sun will be subject to mutually agreed to trademark guidelines provided by Intraware to be attached in Attachment D, and all use of the "Sun" or Sun owned or Netscape or Netscape owned trademarks will be subject to the Sun Trademark & Logo usage Requirements provided by Sun at http://www.sun.com/policies/trademarks for Sun and in accordance with Netscape's current trademark guidelines. Intraware shall not independently use the Sun name without Sun's prior written consent unless such use occurs in connection with Intraware's advertising sales and promotional efforts on behalf of the Service in accordance with the Sun Trademark & Logo Usage Requirements. The use of the Sun name or brands will be subject to Sun's then-current design guidelines to be provided by Sun.

         4.2 TECHNICAL SUPPORT. Intraware will provide technical support to Sun to ensure that content is correctly received and displayed by Sun. Intraware shall provide technical support services for the Service to Sun on a timely basis, appoint a technical contact to whom Sun may address all technical questions relating to the Service, and use reasonable commercial efforts to promptly remedy any material malfunctioning of the Service. Intraware shall be solely responsible for the purchase, implementation, maintenance and support of all software and hardware required to fulfill its obligations under the Agreement.

         4.3 SERVICE IMPLEMENTATION. Intraware shall provide Services on the Sun's web Site. All content supplied by Intraware for the Service will meet specifications provided by Sun with regard to page size, loading speed and speed of access to database driven content; provided that such obligations shall not be materially more restrictive than the current features, unless the parties otherwise mutually agree. Intraware shall be responsible for the production, technology deployment, content programming, and creation of graphic user interfaces of the Service; all in accordance with Sun's then-current guidelines. The Service shall use substantially the same technology and advantages that Intraware uses in its own proprietary SubscribNet service(s), if any, unless otherwise mutually agreed by the parties. The Service shall not be disadvantaged or suffer from inferior production, programming or performance relative to Intraware's similar services, or any similar service that Intraware might make available to, or operate on behalf of, third parties. The Service shall perform substantially in accordance with the performance standards of its own proprietary services, including, but not limited to, load time, timeliness of content, and quality of programming. Intraware's obligation to produce the Service, including production services, technology deployment and content programming that meets or exceeds standards established by Intraware on Intraware's Web Site or services (or any web site or services Intraware manages for any third party) and general industry standards is a material obligation of Intraware under this Agreement.

         4.4 LICENSE GRANT. During the Term, Intraware grants to Sun the non-exclusive, worldwide and royalty-free right to store, display, perform, and otherwise use the data, information, content or other intellectual property provided by Intraware for use within the Service.

         4.5 WEB SITE GENERAL TERMS. The parties agree and accept the Web Site General Terms provided herewith as ATTACHMENT A.

                                    ARTICLE 5
                                  PAYMENT TERMS

         5.1 PRICE. In consideration for the Services performed hereunder and subject to the terms and conditions hereof, Sun shall pay Intraware [*] for the Services.

         5.2 PAYMENT TERMS. Sun will pay [*] of the total amount due to Intraware under this Agreement on a Sun fiscal year quarterly basis with any remainder amount due to be paid in the final payment. All payments by Sun will be forwarded within 30 days of Sun's receipt of the Intraware invoice during the Term of this Agreement until all payments due to Intraware have been made. Intraware may submit its invoice on the first day of each calendar month which begins a Sun fiscal year quarter during the Term of this Agreement. Payment shall be considered a pre-payment for Services to be provided by Intraware during that Sun fiscal year quarter. All payments made by Sun hereunder will be made by wire transfer to the bank specified by Intraware. A finance charge of one and one-half percent (1.5%) per month, or the lawful limit if less, shall be assessed on all amounts that are past due, and Intraware shall be responsible for collection costs if applicable. Interest shall be calculated from the invoice due date to the date payment is received.

         5.3 To the extent that Sun Products are added to the Price Books after August 31, 1999, Sun shall pay to Intraware [*] of the Subscription fees received by Sun for such Sun Product, not to exceed [*], which amount shall be the total amount due to Intraware from Sun for the addition of Sun Products as contemplated herein.

                                    ARTICLE 6
                          REPRESENTATIONS AND WARRANTY

         6.1 INTRAWARE'S REPRESENTATIONS AND WARRANTY. Intraware represents and/or warrants to Sun, as appropriate as follows:

                  (A) NO RESTRICTIONS. Intraware represents that it is not under any obligation or restriction which would in any way interfere with or be inconsistent with its performance obligations under this Agreement.

                  (B) SERVICES. Intraware warrants that the Services, whether performed by Intraware or subcontractors, shall be performed in a professional and workmanlike manner, with all due skill and care, and will meet or exceed the specifications set forth in the requirements of this Agreement and any documentation provided by Intraware.

                  (C) INTRAWARE PRODUCTS. Intraware warrants that (i) the media on which the Intraware Products are delivered will be free of defects in material and workmanship, (ii) the Intraware Product(s) will function in accordance with the specifications for the Intraware Product(s) in applicable documentation, and (iii) any documentation provided with the Intraware Product(s) shall be accurate in all material respects. This warranty will not apply to Intraware Products that have been improperly installed or used in a manner other than as authorized under this Agreement. Intraware does not warrant that the Intraware Products will meet Sun's requirements except in accordance with this Agreement, or that the Intraware Products will operate in the combinations which Sun may select for users, or that the operation of the Intraware Products or that all errors will be repaired. Any claim submitted under this product warranty section must be submitted in writing to Intraware within the warranty period. In the case of a breach of the warranties in this subsection (C), Intraware shall repair or replace nonconforming, unsuitable or inaccurate Intraware Product(s) or documentation within a reasonable period of time (not to exceed ten (10) days) of receipt of written notice of such condition.

                  (D) YEAR 2000. Intraware warrants that the current version of the Intraware Products, including the SubscribNet software, contain functionality, including the time-and-date-related code, needed for the December 31, 1999 to January 1, 2000 date change; provided the underlying operating system of the host machine, and any non-Intraware-owned software provided with or in the host machine or Product(s), also contain functionality, including the time-and-date-related code, needed for the December 31, 1999 to January 1, 2000 date change. The sole and exclusive remedy for any breach of this warranty is repair or replacement of the affected Product(s), excluding any non-Intraware-owned software or underlying operating system. This warranty is null and void if Sun alters, modifies or misuses any portion of the Product(s).

         In the case of a breach of the warranty described in this subsection
(D), Intraware shall use reasonable efforts to modify the Intraware Products such that the Intraware Product(s) is Year 2000 Compliant. [*]

                  (E) THE WARRANTIES CONTAINED IN THIS ARTICLE 6 ARE THE ONLY WARRANTIES GIVEN TO SUN IN CONNECTION WITH THIS AGREEMENT AND THE SERVICES PERFORMED HEREUNDER. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED.

         6.2 SUN'S REPRESENTATIONS AND WARRANTY. Sun represents and/or warrants to Intraware, as appropriate, as follows:

                  (A) USE OF USER INTERFACE. At no time during the term of the Agreement, or at any time thereafter, will Sun copy, modify or otherwise utilize the SubscribNet user Interface.

                  (B) NO RESTRICTIONS. Sun represents that, except as provided in Sections 2.8 and 2.9, it is not under any obligation or restriction that would in any way interfere with or be inconsistent with its performance obligations under this Agreement.

                                    ARTICLE 7
                            CONFIDENTIAL INFORMATION

         7.1 Each party agrees not to use directly or indirectly or reproduce the Confidential Information of the other for any purpose except for carrying out the terms of this Agreement and agrees not to disclose the Confidential Information of the other to any third parties except in accordance with this Agreement.

         7.2 Each party agrees to use its best efforts to protect such Confidential Information from disclosure to third parties. Disclosures of the Confidential Information shall be restricted to the parties' employees who are directly participating in the efforts covered by this Agreement, have a need to know such Confidential Information and are bound by the provisions of this
Article 7, except that the parties may disclose Confidential Information to Netscape Communications Corporation employees who directly participate in the efforts covered by this Agreement and agree to be bound by the terms herein.

         7.3 The limitations on reproduction, disclosure, and use of the Confidential Information shall lapse upon the occurrence of one of the following:

               (1) If such Confidential Information is publicly available or later becomes publicly available other than through a breach of this Agreement; or

               (2) If the disclosing party generally furnishes its Confidential Information to a third party without similar confidentiality restrictions on the third party's rights; or

               (3) If disclosure of such Confidential information is compelled by court order or judicial or administrative process; or

               (4) If such Confidential Information is independently developed by the receiving party subsequent to such disclosure without use of Confidential Information disclosed hereunder; or

               (5) If such Confidential Information is lawfully obtained by the receiving party from a third party without obligations of confidentiality.

                                    ARTICLE 8
                                 INDEMNIFICATION

         8.1 Each party (the "Indemnitor") will indemnify and hold harmless the other party (the "Indemnitee") from and against (a) losses, damages, judgments, settlements, attorney's fees, costs, and expenses which the Indemnitee may sustain, incur, or be required to pay, arising out of or in connection with claims for personal injury or damage to real or tangible property resulting from negligent action or inaction of the Indemnitor or a person employed by the Indemnitor in the performance of this Agreement; (b) a breach of any of the representations and warranties made by either party hereunder; or (c) in the case of Intraware, any third party claim arising from the Service; and (d) any material, content, or any content to which a party can link, supplied by either party in connection with this Agreement.

         8.2 INTELLECTUAL PROPERTY INDEMNITY:

                  8.2.1 INTRAWARE INDEMNITY. Intraware shall defend or settle, at its option, any action brought against Sun to the extent it is based on a claim that use, reproduction or distribution by Sun of the Intraware portion of the Intraware Products furnished hereunder within the scope of a license granted hereunder directly infringes any valid U.S. copyright, U.S. patent or U.S. trade secret. Intraware shall also defend any action brought against Sun to the extent that it is based on a claim that the Intraware trademark(s) Sun is permitted to use hereunder directly infringes any valid United States trademark. Intraware will pay resulting costs, damages and legal fees finally awarded against Sun in such action which are attributable to such claim provided that Sun: (a) promptly notifies Intraware in writing of any such claim and Intraware has sole control of the defense and all related settlement negotiations; and (b) cooperates with Intraware, at Intraware's expense, in defending or settling such claim.

     Should an Intraware Produce become, or be likely to become in Intraware's opinion, the subject of infringement of such U.S. patent, copyright or trade secret, Intraware may procure for Sun: (i) the right to continue using the same; or (ii) replace or modify it to make it non-infringing. In the event that Intraware shall reasonably determine that neither (i) nor (ii) above is commercially practicable, Intraware may terminate the license for the infringing Intraware Product and refund Sun for the fees that Sun has paid hereunder (excluding the initial payment) up to [*]. Intraware shall have no obligation or liability for, and Sun shall defend, indemnify and hold Intraware harmless from and against any claim based upon: (a) use of other than the then current, unaltered version of the Intraware Product, unless the infringing portion is also in the then current, unaltered release; (b) use, operation or combination of Intraware Products with non-Intraware programs, data, equipment or documentation is such infringement would have been avoided but for such use, operation or combination; (c) Sun's or its agent's activities after Intraware has notified Sun that Intraware believes such activities may result in such infringement; (d) compliance with Sun's designs, specifications or instructions; (e) any modifications or marking of the Intraware Products not specifically authorized in writing by Intraware; or
(f) third party software. The foregoing states the entire liability of Intraware and the exclusive remedy of Sun with respect to infringement of any intellectual property rights, whether under theory of warranty, indemnity or otherwise.

                  8.2.2 SUN INDEMNITY. Sun shall defend or settle, at its option, any action brought against Intraware to the extent it is based on a claim that use, reproduction or distribution by Intraware of the Sun portion of the Sun Products furnished hereunder within the scope of a license granted hereunder directly infringes any valid U.S. copyright, U.S. patent or U.S. trade secret. Sun will pay resulting costs, damages and legal fees finally awarded against Intraware in such action which are attributable to such claim provided that Intraware: (a) promptly (within twenty (20) days) notifies Sun in writing of any such claim and Sun has sole control of the defense and all related settlement negotiations; and (b) cooperates with Sun, at Sun's expense, in defending or settling such claim.

     Should a Sun Product become, or be likely to become in Sun's opinion, the subject of infringement of such U.S. patent, copyright or trade secret, Sun may procure for Intraware: (i) the right to continue using the same; or
(ii) replace or modify it to make it non-infringing. In the event that Sun shall reasonably determine that neither (i) nor (ii) above is commercially practicable, Sun may terminate the license for the Infringing Sun Product and pay Intraware an amount representing the fees that Sun has paid hereunder (excluding the initial payment) up to [*]. Sun shall have no obligation or liability for, and Intraware shall defend, indemnify and hold Sun harmless from and against any claim based upon: (a) use of other than the then current, unaltered version of the Sun Product, unless the infringing portion is also in the then current, unaltered release; (b) use, operation or combination of Sun Products with non-Sun programs, data, equipment or documentation if such infringement would have been avoided but for such use, operation or combination; (c) Intraware's or its agent's activities after Sun has notified Intraware that Sun believes such activities may result in such infringement; (d) compliance with Intraware's designs, specifications or instructions; (e) any modifications or marking of the Sun Products not specifically authorized in writing by Sun; or (f) third party software. The foregoing states the entire liability of Sun and the exclusive remedy of Intraware with respect to infringement of any intellectual property rights, whether under theory of warranty, indemnity or otherwise.

                  8.2.3 Neither party will have any liability to the other for any claim of infringement in this Section 8.2 based on (i) the other party's continued use or distribution, as the case may be, of a superseded product after the indemnifying party has given reasonable notice and a reasonable opportunity to update its use, or an altered release, except for such alteration(s) or modification(s) which have been made by the indemnifying party or under the indemnifying party's direction, if such infringement would have been avoided by the use of a current, unaltered release of such product, or (ii) the combination, operation, or use of any Services furnished under this Agreement with programs or data not created by the indemnifying party if such infringement would have been avoided by the use of the Services without such programs or data.

                                    ARTICLE 9
                                     DEFAULT

         9.1 EVENT OF DEFAULT. An "Event of default" shall occur under any of the following conditions:

                  (A) Either party fails to perform any material obligation to be performed by it hereunder within thirty (30) days after written notice from the other party that time for such performance has passed or, if no such time is prescribed, within thirty (30) days after written notice from the other party.

                  (B) Either party becomes insolvent or unable to pay its debts as they become due, makes an assignment for the benefit of creditors or files a petition in any insolvency proceeding or in any bankruptcy, reorganization, scheme of arrangement or reconstruction, or similar proceeding.

                  (C) A receiver, manager or liquidator is appointed for any of a party's assets or a petition is filed in any insolvency, bankruptcy, reorganization, scheme of arrangement, reconstruction or similar proceeding, and such receiver, manager or liquidator is not discharged, or such petition is not withdrawn, within ninety (90) days after such appointment or filing.

         9.2 REMEDY. If either party causes to occur an Event of Default as specified in Section 9.1, then the non-defaulting party, at its option, shall have the right to terminate this Agreement by written notice as provided in
Section 3 and pursue any other remedy hereunder or otherwise available to it at law or in equity.

         9.3 COMPENSATION. The parties hereby expressly agree and acknowledge that, except as provided in Section 3 and in this Section 9.3, termination of this Agreement by either party shall not entitle it to any termination compensation or to any payment in respect of any goodwill established by either party during the Term or render Sun liable for damages on account of any loss of prospective profits or on account of any expenditure, Investment or obligation incurred or made by Intraware.

                                   ARTICLE 10
                             LIMITATION OF LIABILITY

         EXCEPT FOR A BREACH OF SECTION 7 (CONFIDENTIALITY), 8 (INDEMNIFICATION) AND 11 (OWNERSHIP):

         (A) EACH PARTY'S LIABILITY FOR DIRECT DAMAGES UNDER THIS AGREEMENT WILL IN NO EVENT EXCEED [*]; AND

         (B) NEITHER INTRAWARE NOR SUN WILL BE LIABLE FOR INDIRECT, INCIDENTAL SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST DATA OR LOST PROFITS, HOWEVER, ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR FOR ANY SIMILAR CLAIM AGAINST LICENSEE BY ANY OTHER PARTY.

                                   ARTICLE 11
                                    OWNERSHIP

         11.1 SUN OWNERSHIP. Intraware shall acquire no rights in and to the Sun Products or the Sun Customer Data, and all ownership rights in and to the Sun Products, Sun Customer Data and any marketing or customer data generated hereunder shall remain with Sun or its licensors, as appropriate. Intraware agrees that it shall not (i) sell, transfer or assign any of same or any rights or interest therein, or (ii) create or suffer to exist any liens with respect to the Sun Products or its programs or publications, except in accordance with this Agreement or the specific instructions of Sun or its licensor hereunder or statutory or common law liens resulting from Sun's failure to pay Intraware invoices. Intraware acknowledges that Sun (or its licensor) is the owner of all intellectual and proprietary rights in the Sun Products or its programs and publications, including source and object code, copyrights and patents relating to the Sun Products or its programs and publications, and that neither this Agreement nor the Sun Products or its programs and publications, and that neither this Agreement nor performance of the Services hereunder shall directly or indirectly create in or for Intraware any right, title or interest therein, other than in accordance with the statutory or common law liens referenced above.

         11.2 INTRAWARE OWNERSHIP. Sun shall acquire no rights in and to the Intraware Products or the Intraware Customer data, and all ownership rights in and to such Intraware Product, shall remain with Intraware or its licensors, as appropriate. Sun agrees that it shall not (i) sell, transfer or assign any of same or any rights or interest therein, or (ii) create or suffer to exist any liens with respect to the Intraware Products or its programs or publications, except in accordance with this Agreement or the specific instructions of Intraware or its licensor hereunder or statutory or common law liens resulting from Intraware's failure to pay Sun invoices. Sun acknowledges that Intraware (or its licensor) is the owner of all intellectual and proprietary rights in such Intraware Product, including source and object code, copyrights and patents relating to the Intraware Products or its programs and publications, and that neither this Agreement nor performance of the Services hereunder shall directly or indirectly create in or for Intraware any right, title or interest therein, other than in accordance with the statutory or common law liens referenced above.

                                   ARTICLE 12
                                    DISPUTES

         Should any dispute or differences arise from this Agreement or any performance hereunder, the parties shall first attempt to arrive at an amicable settlement, as follows. A party shall identify the existence of a dispute by notifying the other party in writing. Upon such notice, the matter shall be referred to a senior executive officer of each party whose responsibilities are not in the profit center that is the subject of the dispute, for oral presentations (with minimal written support such as briefing charts or summary sheets). No outside counsel may appear during this informal process.

         If at the completion of such presentation such officers cannot resolve this dispute within thirty days after escalation, then either party may seek any available legal relief. This provision will not affect either party's right to seek injunctive or other provisional relief at any time.

                                   ARTICLE 13
                                      TAXES

         All prices are in U.S. Dollars and are inclusive of any applicable taxes. Intraware shall be responsible for filing all appropriate federal, state and local tax forms related to payment for its Services under this Agreement. Intraware shall be responsible for sales or use taxes which are due solely by reason of Intraware's performance of Services hereunder other than taxes assessed on Intraware's income. Each party shall cooperate with the other in minimizing any applicable tax. In addition, each party shall reasonably cooperate with the other in the event of a government audit.

                                   ARTICLE 14
                                     EXPORT

         Intraware shall comply fully with all then current applicable laws, rules and regulations relating to the export of technical data, including, but not limited to any regulations of the United States Office of export Administration and other applicable governmental agencies and Intraware acknowledges that by virtue of certain security technology embedded in the Sun Products, that export of such software may not be legal.

                                   ARTICLE 15
                             MARKETING AND PROMOTION

         15.1 MARKETING COLLATERAL. Reasonable amounts of marketing collateral (i.e., pamphlets, brochures, and the like) associated with the SubscribNet service will be made available to Sun.

         15.2 OUTBOUND MARKETING. All outbound marketing content including all electronic communication with End Users who are not Intraware Customers will be approved by Sun. The parties will mutually agree upon the guidelines for marketing materials.

         15.3 SUN MARKETING EFFORTS. Sun will use reasonable commercial efforts to communicate and disseminate the details of the SubscribNet program to its sales force, customer service representatives, technical support representatives, Channel Distributors, third party partners and end user customers upon implementation, launch and on an ongoing basis.

         15.4 JOINT PRESS RELEASE. Sun and Intraware will jointly issue a press release describing Sun usage of Intraware SubscribNet service. Such release will be issued within 7 days of execution of this Agreement or as soon thereafter as possible. Sun will support the release with timely and reasonably scheduled press and analyst calls.

         15.5 RESPONSE TIMES. Sun shall respond to Intraware requests for approval of marketing materials within 24 hours during a business day or as soon as practicable thereafter, or as otherwise agreed to by the parties, to ensure timely delivery of such materials to End Users, taking into consideration the importance of timeliness to the SubscribNet brand.

                                   ARTICLE 16
                                  MISCELLANEOUS

         16.1 ORDER OF PRIORITY. In the event of a conflict between this Agreement, the Statement of Work and any outstanding agreements between Sun and Intraware, the order of priority of this Agreement shall be as follows:
(a) this Agreement, and (b) other exhibits hereto.

         16.2 FORCE MAJEURE. Neither party shall be liable for delays in its performance of this Agreement occasioned by strikes, fires, accidents, or by other causes beyond its control. In the event of a stoppage or delay suffered by Intraware resulting form any such cause, Intraware shall perform such parts of the work as Intraware is capable of performing and shall resume full performance of the Services as soon as is reasonably practicable.

         16.3 SURVIVAL. The provisions of Sections 2.7 (A) and (C), 3.2 (Termination), 9.2 and 93. (Default), and Articles 10 (Limitation Of Liability), 11 (Ownership), 13 (Taxes), and 16 (Miscellaneous) shall survive termination of this Agreement. The provisions of Articles 6 (Representations and Warranty) and 8 (Indemnification) shall survive termination for a period of four years thereafter. The provisions of Article 7 (Confidentiality) shall survive termination of this Agreement for a period of five years thereafter.

         16.4 ASSIGNMENT. Neither party to this Agreement shall assign any rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         16.5 SEVERANCE. In the event that any provision of this Agreement shall be held by a court of law or other governmental agency to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

         16.6 RELATIONSHIP. Intraware is an independent contractor and nothing contained herein shall be construed to create any other relationship between the parties. Nothing in this Agreement shall be construed to constitute either party as the agent of the other party for any purpose whatsoever, and neither party shall bind or attempt to bind the other party to any contract or the performance of any other obligation, or represent to any third party that it has the right to enter into any binding obligation on the other party's behalf.

         16.7 GOVERNING LAW. All questions concerning the validity and operation of this Agreement and performance of the obligations imposed upon the parties hereunder shall be governed by the substantive laws of the State of California. Jurisdiction and venue shall be in Santa Clara County or the Northern District of California. Choice of law rules of any jurisdiction and the United National Convention on Contracts for the International Sale of Goods will not apply.

         16.8 HEADINGS. The headings and titles to the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

         16.9 REMEDIES. Unless otherwise expressly provided herein, the rights and remedies hereunder are in addition to, and not in limitation of, other rights and remedies available to the parties, and exercise of one right or remedy shall not be deemed a waiver of any other right or remedy.

         16.10 NO AMENDMENT OR WAIVER. No amendment, modification, deletion, addition or other change in this Agreement or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No Waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

         16.11 ENTIRE AGREEMENT. This Agreement supersedes all other agreements, oral or written, heretofore made with respect to the subject matter hereof and the transactions contemplated hereby and, with the Attachments hereto, contains the entire agreement of the parties.

         16.12 NOTICES. Notices and communications required or permitted to be given under this Agreement shall be written in English and shall be addressed as set forth below.

         If to Sun:

                  Sun Microsystems, Inc.
                  901 San Antonio Road, MS _____
                  Palo Alto, CA 94303-4900
                  Attention: TBD
                  Title:
                  Telephone:
                  Fax:

                  And to

                  Netscape Communications Corporation
                  501 E. Middlefield Road
                  Mountain View, CA 94043
                  Attention: Tony Weber
                  Title: Director
                  Telephone: 650/937-3095
                  Fax: 650-937-5421

         If to Intraware:

                  Intraware, Inc.
                  25 Orinda Way
                  Orinda CA 94563
                  Attention: Frost Prelow
                  Title: Vice President Business Development
                  Telephone: 925/253-6594
                  Fax: 925-253-4599

         Notice shall be sent by registered mail, postage prepaid, return receipt requested, by reputable overnight courier, paid by the sender, or by facsimile. The date of receipt shall be deemed to be the date on which such notice was actually received. Each party shall promptly give the other party written notice of any change of address or contract.

         16.13 COMPLYING WITH THE LAW. Intraware and Sun agree to comply fully with all applicable federal, state and local laws.

         16.14 ATTORNEY'S FEES. The prevailing party in any dispute shall have all court costs, expenses, reasonable attorneys' fees, and any other relief a court orders paid by the other party.

         16.15 INSURANCE. Intraware, at its sole cost and expense, shall secure and maintain adequate insurance coverage as is necessary, as a reasonable prudent businessperson, for Intraware to bear all of its obligations under this Agreement. On Sun's request, Intraware shall provide Sun with satisfactory evidence of such insurance. Before any cancellation or material change in any coverage, Intraware shall provide Sun with 30 days advance written notice.

         16.16 COUNTERPARTS. This Agreement may be executed in counterparts or by facsimile, each of which shall be an original and all of which together with constitute one and the same agreement.

         IN WITNESS WHEREOF, authorized representatives of the parties hereto have executed this Agreement as of the Effective Date.


                                            SUN MICROSYSTEMS, INC.

                                            By: /s/ Allen D. Page
                                                ------------------------------
                                                Print name:  Allen D. Page
                                                Print title:  V.P. Operations



                                            INTRAWARE INC.

                                            By: /s/ Donald M. Freed
                                                ------------------------------
                                                Print name:  Donald M. Freed
                                                Print title:  EVP/CFO

                                  ATTACHMENT A

                             WEB SITE GENERAL TERMS

UPTIME

         The Service will function substantially in accordance with the terms set forth in this Agreement. In any given twenty-four hour period during the Service Period, the Service shall have an uptime of at least 98% with industry standard downtime for maintenance, provided that such downtime not occur at peak traffic times. Intraware shall repair any malfunctions of the Service within a reasonable period of time not to exceed (i) 2 days for material malfunctions of the Service after written notice by any party of such condition, and (ii) 4 days for any non-material malfunction of the Service after written notice by any party of such condition or as otherwise agreed to by the parties.

MAIL TO LINK

        Notwithstanding the provisions below, Sun may in its discretion require that the mail to link send certain help requests to Sun, as the parties shall agree.

                                  ATTACHMENT B

                          USER REGISTRATION AND PRIVACY

I.       DEFINITIONS

         "Registration" means the portion of the registration that s maintained, hosted, and controlled by Sun and applies to multiple services across. Registration includes the assignment of a user name, password, and the collection of core user profile data including but not limited to: First name, Last name, Address, City, State, Country, Zip Code, Email Address, Age and Gender.

         Sun Registration means any registration that is maintained, hosted, and controlled by Sun and applies to Sun's Web Site. Sun Registration includes the assignment of a user name, password, and the collection of core user profile data including but not limited to: First name, Last name, Address, City, State, Country, Zip Code, Email Address, Age and Gender.

II.      REGISTRATION PROCESS

         To the extent that Intraware desires to offer a registration process, Intraware will be responsible for the implementation of the Service Registration and the integration of the Service with Registration. The functionality, design, and integration of the Service Registration process and Registration will be subject to Sun's approval, terms and conditions as defined in this Agreement. Such specifications, terms and conditions may be revised by Sun from time to time upon 30 days prior notice to Intraware. Intraware will implement changes within a 30 day period unless the parties mutually agreed otherwise. The point of entry to the registration area from the Service shall be hosted and controlled by Sun unless otherwise determined by Sun.

III.     REGISTRATION FEATURES

         The Service Registration area shall have a look and feel which is consistent with the implementation of the registration process in other sections of Sun's Web Site, Intraware shall not launch the Service Registration until Sun has notified Intraware in writing that Sun has accepted Intraware's implementation. Intraware shall manage site access using site access models, as such site access models shall be determined by Sun from time to time upon notice to Intraware. Sun shall transfer to Intraware all data necessary to provide site access to registered users. Intraware will make commercially reasonable efforts to implement such changes within a 30 day period.

IV.      DATA COLLECTED BY INTRAWARE DURING SERVICE REGISTRATION PROCESS

         Sun will determine the data to be collected in the Service Registration process considering Intraware's recommendations and technical restrictions. Sun reserves the right to change such data requirements from time to time. Intraware will make best efforts to implement those changes within 5 working days unless mutually agreed to otherwise. If Sun implements a loyalty program, Intraware shall also offer end user loyalty selections as part of the Service Registration process at

Sun's request. Intraware shall deliver to Sun data collected pursuant to such loyalty programs in a format and timeframe as mutually agreed to by the parties.

V.       DATA TRANSFER

         Intraware shall use commercially reasonable efforts to transfer all end user data collected during the Service Registration process and data collected by any other means, to Sun in real time data transfer, unless otherwise agreed to by the parties. Sun reserves the right to request any information collected during the Service Registration to be supplied in a Sun specified format and timeframe. If Intraware collects information about users accessing the Service in addition to information supplied by the users during the registration process, such information shall be made available to Sun in a format and timeframe as the parties shall mutually agree.

V.       DATA TRANSFER

         Intraware shall use commercially reasonable efforts to transfer all end user data collected during the Service Registration process and data collected by any other means, to Sun in real time data transfer, unless otherwise agreed to by the parties. Sun reserves the right to request any information collected during the Service Registration to be supplied in a Sun specified format and timeframe. If Intraware collects information about users accessing the Service in addition to information supplied by the users during the registration process, such information shall be made available to Sun in a format and timeframe as the parties shall mutually agree.

         VI.      WEB SITE CONSIDERATIONS

         All third party programs participating in the Service within shall register users with when the user completes an order, if such user is not already registered with. If a user is a registered member, Intraware shall pre-populate relevant customer data fields in the customer order form based on information in the database or seamlessly pass this information to the third party provider.

         VII.     USE OF PERSONAL DATA

         Ownership and use of customer data shall be as set forth in the Agreement. Intraware: (i) shall have the right to aggregate such data and information and use such data and information and use such aggregated data only for marketing and reporting pertaining to the SubscribNet service and specifically not for sales solicitation of customers, except as required for legal, audit or tax purposes; (ii) shall not disclose to any third party such end user data and information without Sun's prior written approval; and (iii) may use information collected about the users during registration or from any other means ("End User Information") only for the purpose of marketing programs to the users. The parties shall treat all data pertaining to the Service, including without limitation Sun Customer Data and Intraware Customer Data, as Confidential Information. Intraware may not disclose any non-Intraware customer data to any third party such end user data and information without Sun's prior written approval.

         It is a material obligation of this Agreement that Intraware shall adhere to Sun's then-current privacy policy, set forth at http://www.sun.com/privacy/ or at such other URL as Sun may designate from time to time. The parties will cooperate to create guidelines for Intraware's disclosure of aggregate statistical information concerning Service's demographics and use to advertisers. Intraware shall not resell or disclose such End User Information to any third party; provided however, that Intraware may sell or disclose such End User Information to third parties upon prior notice to and consent from such end users and written approval from Sun. If Sun determines that Intraware or third party in contract with Intraware is not complying with the terms of use of personal data published on Sun's Web Site for the Sun-Netscape Alliance, or such other URL as Sun may determine from time to time, Sun may terminate this Agreement upon written notice to Intraware if Intraware is not in compliance within 5 days of written notice from Sun. After a given end user has requested to be "unsubscribed" from the Service, Intraware will terminate all Services unless otherwise specified by the user and discontinue any use of the End User information associated with the given user. After the termination or expiration of the Service Period, Intraware will transfer all non-Intraware customer data, including Sun Customer Data, to Sun and destroy all copies of that data.

                                  ATTACHMENT C

                                ESCROW AGREEMENT


         See Attached Pages.

                                  ATTACHMENT D

                              TRADEMARK GUIDELINES

                               See Attached Pages.


                                       D-1